Exhibit 16.1

September 7, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: U.S. NeuroSurgical Holdings, Inc.

Commission File Number: 0-15586

Dear Sirs:

We have received a copy of the statements being made by U.S. NeuroSurgical Holdings, Inc. in Item 4.01 of its Form 8-K dated September 7, 2022, and captioned “Changes in Registrant’s Certifying Accountant.”  We agree with the statements set forth in Item 4.01, insofar as they relate to our firm.  We have no basis to agree or disagree with other statements made by the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Aronson LLC
Aronson LLC